Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "LIPELLA PHARMACEUTICALS INC.", FILED IN THIS OFFICE ON THE SEVENTH DAY OF NOVEMBER, A.D. 2024, AT 8:04 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SEVENTH DAY OF NOVEMBER, A.D. 2024 AT 5 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3925021 8100
SR# 20244148175

Authentication: 204815399
Date: 11-07-24

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:04 AM 11/07/2024
FILED 08:04 AM 11/07/2024
SR 20244148175 - File Number 3925021

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF LIPELLA PHARMACEUTICALS INC.

Lipella Pharmaceuticals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**Corporation**"), does hereby certify that:

FIRST: The name of the Corporation is Lipella Pharmaceuticals Inc.

SECOND: This Certificate of Amendment (this "**Certificate of Amendment**") amends the provisions of the Corporation's Second Amended and Restated Certificate of Incorporation, as amended and in effect as of the date hereof (the "**Certificate of Incorporation**"), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on December 19, 2022.

THIRD: Article IV(A) of the Certificate of Incorporation is hereby amended by inserting the following paragraphs immediately below the last paragraph in Article IV(A) of the Certificate of Incorporation as follows:

"(A)

Upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware on November 7, 2024 (the "2024 Effective Time"), each eight (8) outstanding shares of Common Stock outstanding immediately prior to the 2024 Effective Time (the "2024 Old Common Stock") shall be combined and converted into one (1) share of Common Stock (the "2024 New Common Stock") based on a ratio of one share of 2024 New Common Stock for each eight (8) shares of 2024 Old Common Stock (the "2024 Reverse Split Ratio"). This reverse stock split (the "2024 Reverse Split") of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Corporation is authorized to issue, which shall remain as set forth under this Article IV.

The 2024 Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of 2024 New Common Stock and whether or not certificates representing such holders' shares prior to the 2024 Reverse Split are surrendered for cancellation. No fractional interest in a share of 2024 New Common Stock shall be deliverable upon the 2024 Reverse Split. Any holder that would receive a fractional share of 2024 New Common Stock as a result of the 2024 Reverse Split will be paid in cash the fair value of such fractional share as of the date of the 2024 Reverse Split. Upon the 2024 Effective Time, all references to "Common Stock" and "New Common Stock" in this Certificate of Incorporation shall be to the 2024 New Common Stock.

The 2024 Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis, except that the 2024 Reverse Split will be effectuated on a certificate-by-certificate basis for shares held by registered holders, as applicable. For shares held in certificated form, certificates dated as of a date prior to the 2024 Effective Time representing outstanding shares of 2024 Old Common Stock shall, after the 2024 Effective Time, represent a number of shares of 2024 New Common Stock as is reflected on the face of such certificates for the 2024 Old Common Stock, divided by the 2024 Reverse Split Ratio. The Corporation shall not be obligated to issue new certificates evidencing the shares of 2024 New Common Stock outstanding as a result of the 2024 Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the 2024 Reverse Split are either delivered to the Corporation or its current transfer agent, or the holder notifies the Corporation or such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates."

FOURTH: This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of 5:00 p.m., New York Time on the date written below.

SIXTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 7th day of November, 2024.

LIPELLA PHARMACEUTICALS INC.

By: /s/ Jonathan Kaufman
Name: Jonathan Kaufman
Title: Chief Executive Officer